Exhibit 10.7
SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”) is made and entered into effective as of the 26th day of November, 2008, by and between Arris Group, Inc., a Delaware corporation (“Company”), and Lawrence Margolis (“Executive”).
     WHEREAS, the parties hereto entered into that certain Amended and Restated Employment Agreement dated as of April 29, 1999, which was amended subsequently by the First Amendment to Amended and Restated Employment Agreement dated as of December 7, 2006 (collectively the “Agreement”); and
     WHEREAS, the parties hereto now desire to amend the Agreement as provided herein to make certain changes and bring the Agreement into compliance with Section 409A of the Code.
     NOW, THEREFORE, for and in consideration of Executive’s continued employment with Company and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. Capitalized terms that are used but not defined in this Second Amendment shall have the meaning specified in the Agreement.
2. The last sentence of Section 2 is amended in its entirety to read as follows:
Executive’s Base Compensation shall be payable semi-monthly in accordance with the ordinary payroll practices of Company, and the Bonus shall be payable as soon after the end of each calendar year to which it relates as it can be determined, but in any event within two and one-half (2-1/2) months thereafter.
3. Section 5(c) of the Agreement is amended in its entirety to read as follows:
(c) If Executive terminates this Agreement and simultaneously therewith his employment by Company for Good Reason, subject to Executive’s continued compliance with Section 7 below, all of Executive’s stock options and other equity awards outstanding at the Termination Date shall fully vest as of the Termination Date and such stock options shall remain outstanding until the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment), and Company for a period of two (2) years from such Termination Date (the period during which Executive is entitled to severance benefits is the “Severance Period”) shall continue to provide to Executive (a) his Base Compensation, at the rate most recently determined, on a semi-monthly basis beginning with the first semi-monthly payroll date after the Termination Date and continuing through the Severance

Period in accordance with the ordinary payroll practices of Company, (b) a Bonus for each fiscal year (and a pro rata amount for each partial year) in the Severance Period in an amount equal to Executive’s most recent Bonus paid or payable prior to the Termination Date (or a pro rata amount), with the bonus for any fiscal year or partial year in the Severance Period to be paid after the end of such fiscal year or partial year and within two and one half (2-1/2) months thereafter, and (c) the Benefit Plans as provided by Section 3 on a monthly basis through the Severance Period (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy). Subject to Executive’s continued compliance with Section 7 below, if Executive terminates this Agreement without Good Reason and therewith Executive’s employment by Company on or after Executive attains the age of 62 (provided Executive has no less than ten (10) years of continuous service with Company as of such Termination Date), all of Executive’s stock options and other equity awards outstanding at the Termination Date shall continue to vest for four years after the Termination Date as if Executive remained employed through such time, and such stock options shall remain outstanding until the original expiration date of the stock options (disregarding any expiration date based on Executive’s termination of employment). Notwithstanding the foregoing, all payments to be made or benefits to be provided under this Section are subject to the provisions of Section 5(e) below.
4. Section 5(e) of the Agreement is amended in its entirety to read as follows:
(e) Notwithstanding any other provisions of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be provided and paid in a manner, and at such time, as complies with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) hereof) and any of Company’s stock is publicly traded on an established securities market or otherwise, then the payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”), as required by Section 409A(a)(2)(B)(i) of the Code. In the event payments are otherwise due to be made in installments or periodically during such 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are otherwise to be provided hereunder during such 409A Deferral Period, any such benefits may be provided during the 409A Deferral

Period at Executive’s expense, with Executive having a right to reimbursement for such expense from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, Executive’s termination of employment shall be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. Without limitation, if any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Code fails to comply with Section 409A of the Code, and Executive incurs any additional tax, interest and penalties under Section 409A of the Code, Company will pay Executive an additional amount so that, after paying all taxes, interest and penalties on such additional amount, Executive has an amount remaining equal to such additional tax, interest and penalties. All payments to be made to Executive pursuant to the immediately preceding sentence shall be payable no later than when the related taxes, interest and penalties are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of any tax liability addressed in the immediately preceding sentence must be made no later than when the related taxes, interest and penalties that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes, interest and penalties are remitted, within thirty (30) days of when the audit is completed or there is a final non-appealable settlement or resolution of the litigation.
5. Section 7 of the Agreement is amended in its entirety to read as follows:
(a) As used in this Section:
“Business of Company” means providing products and services to broadband internet service providers which support a full range of integrated voice, video and high-speed data services to the subscribers of such providers.
“Restricted Period” means the period beginning on the Termination Date and ending twelve (12) months after the Termination Date.
“Restricted Territory” means, and is limited to, the following Metropolitan Statistical Areas: (1) Atlanta — Sandy Springs — Marietta, (2) Denver — Aurora, (3) Portland — Vancouver — Beaverton, (4) Philadelphia — Camden — Wilmington, (5) New York — Northern New Jersey — Long Island, (6) San Francisco — Oakland — Fremont, (7) Los Angeles — Long Beach — Santa Ana, and (8) St. Louis. Executive acknowledges and agrees that this is the area in which the Company does business at the time of execution of this Agreement, and in which Executive will have responsibility, at a minimum, on behalf of the Company.
“Material Contact” means contact in person, by telephone or by paper or electronic correspondence, in furtherance of the business interests of Company.
(b) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, within the Restricted Territory, perform services on his own behalf or on behalf of any other person or entity, which are the same as or similar to those he provided to Company and which support any business activities which compete with the Business of Company.
(c) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.
(d) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective vendor of Company with whom Executive had Material Contact, for the purpose of providing products or services in support of any business activities which compete with the Business of Company.
(e) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit or induce any employee or independent contractor of Company with whom Executive had Material Contact to terminate such employment or contract with Company.
Notwithstanding the foregoing, it is understood and agreed that, without limitation on other available remedies, the restrictions on Executive set forth in Section 7(b), (c), (d) and (e) hereof shall not be applicable at any time that Company is in breach of its contractual obligations to Executive under this Agreement or the ARRIS Group, Inc. Supplemental Retirement Benefits Plan (the “Excess Benefit Plan”) following the thirty (30) days after being notified in writing by Executive of such breach and failure of Company to cure same. In the event Company cures such breach, the restrictions set forth in Sections 7(b), (c), (d) and (e) hereof shall continue pursuant to their terms as if such breach never occurred.
6. Section 8 of the Agreement is amended by adding the following to the end thereof:
Company will pay to Executive the amount of any excise taxes, penalties and interest imposed on Executive under Section 4999 of the Code by reason of payments or benefits under the provisions of this Agreement, including this provision, and the amount of any federal and state income taxes, penalties and interest imposed on Executive by reason of payments to Executive under this Section. All payments to be made to Executive under this Section shall be payable no later than when the related taxes are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability under this Section must be made no later than when the related taxes that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes are remitted, within thirty (30) days of when the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
7. Section 14 of the Agreement is amended in its entirety to read as follows:
The prevailing party in any litigation concerning this Agreement shall be reimbursed by the party found to be in breach of this Agreement for all reasonable costs, including attorneys fees, incurred by the prevailing party in enforcing this Agreement within thirty (30) days after any final settlement or resolution in which the party substantially prevails.
8. New Section 15 of the Agreement is added to read as follows:
15. Rabbi Trust. Company will establish an irrevocable grantor trust (as described in Section 671 of the Internal Revenue Code) for the purpose of accumulating assets to provide for any retirement obligations owed to Executive under the Excess Benefit Plan. The assets and income of such trust shall be subject only to the claims of the creditors of Company in the event of Company’s insolvency as defined in Rev. Proc. 92-64, 1992-2 C.B. 422. The establishment of such trust shall not affect Company’s liability to pay benefits except that any liability under the Excess Benefit Plan shall be offset by any payments actually made to Executive from such trust. Company will reasonably determine the amount to contribute to such trust pursuant to the requirements of the Excess Benefit Plan, and the investment of the assets of the trust shall be made in accordance with the terms of the trust document. Without limitation, but only to the extent not prohibited by Section 409A(b) of the Code, Company agrees to contribute to the trust pursuant to the requirements of the Excess Benefit Plan sufficient amounts to provide for the Company’s liability to pay the benefits under such Excess Benefit Plan no later than when a “Change of Control” occurs. The terms of the trust shall contain such provisions as may be necessary to qualify the trust as a “rabbi trust” under applicable rules so that the supplemental retirement benefits may be considered “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended.
9. Except as amended hereby, the Agreement shall remain in full force and effect.
10. The provisions of Sections 10 through 13 of the Agreement shall apply to this Second Amendment as if set forth in their entirety herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day first above written.

COMPANY

Arris Group, Inc.

By: Name:	/s/ Robert J. Stanzione Robert J. Stanzione
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

EXECUTIVE

/s/ Lawrence Margolis

Lawrence Margolis